Exhibit 99.1

Nautilus, Inc. Announces Entry into Agreements for Sale of a Portion of Commercial Assets

Company Expects Sale to Generate Net Proceeds of $10.9 Million

VANCOUVER, Wash., December 9, 2009 — Fitness company Nautilus, Inc. (NYSE:NLS), (the “Company”) announces today that it has entered into definitive agreements for the sale of certain assets of its commercial business to Fit Dragon International Ltd. The agreements provide for the sale of certain assets of StairMaster® and Schwinn® Fitness, including the licensing of indoor cycling products of the Schwinn® Fitness brand for use in the commercial channel. The company retains certain rights to the Schwinn® brand and will continue to market Schwinn® fitness products in the consumer channel, including both retail and direct to consumer. The transactions are subject to customary conditions to closing and are scheduled to close on or before December 30, 2009.

The Company had previously announced its intention to divest itself of its commercial business in order to enable its team to invest all resources on its branded consumer retail and direct businesses. The agreements do not involve Schwinn® products which are sold in the retail and direct sales channels, which Nautilus will continue to sell.

“We believe this is an important step towards our goal of focusing exclusively on our direct and retail channels”, said Edward Bramson CEO of Nautilus. “The Schwinn® and StairMaster® brands and products have been an important part of the commercial market place and we are pleased that these products will continue to be available for health clubs and fitness centers for the future. We are confident that Fit Dragon will be an excellent supplier to the commercial markets, and we will work aggressively with them to support an effective transition of our StairMaster® and Schwinn® indoor cycling commercial products and service.”

“We are retaining certain rights of the Schwinn® trademarks and remain committed to the Schwinn® brand and fitness products in the Consumer channel and will continue our marketing, product development, and sales efforts in these channels,” added Mr. Bramson.

Under the terms of the agreements, the assets are being sold for $12.3 million. The Company will receive a net cash payment of $10.9 million and approximately $1.4 million in liabilities are being assumed by the buyer. Nautilus will receive approximately $7.9 million cash at closing, $2.0 million within 60 days, and the remaining $1.0 million over the next three years. In addition, Nautilus will be entitled to receive certain royalties based on the buyer’s post-closing sales of Schwinn® commercial indoor cycling and StairMaster® products. Nautilus will retain the right to continue to market and sell Schwinn® indoor cycling products in the retail and direct to consumer sales channels. Nautilus will also retain certain rights to sell StairMaster® products in the retail and direct to consumer markets.

Nautilus continues to work with Robert W. Baird & Co. to divest its remaining commercial assets, including the strength and cardio lines and the manufacturing plant in Virginia.

With the disposition of these commercial businesses, Nautilus plans to focus exclusively on the consumer marketplace. As part of that effort, Bill McMahon has been promoted to Senior Vice President and General Manager for the entire Consumer business reporting directly to Edward Bramson, CEO of Nautilus. In addition, the Company announced that Sebastien Goulet, General Manager Commercial Business and Senior Vice President Manufacturing, has elected to leave the company to pursue other opportunities.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn® Fitness, and Universal®, Nautilus manufactures and markets innovative fitness products through global direct, commercial and retail channels. Formed in 1986, the Company had 2008 sales of $411 million. It has approximately 675 employees and operations in Washington, Oregon, Virginia, Canada, Switzerland, Germany, United Kingdom, China and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning the anticipated closing date for the sale of certain assets of the Company’s Schwinn Indoor Cycling and StairMaster commercial businesses, the planned disposition of other assets of the Company’s commercial business, and the Company’s plans to focus exclusively on sales in the retail and direct channels. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include the satisfaction of conditions to closing and the performance by the buyer of its obligations as set forth in the definitive sales agreements. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of other risks and uncertainties that may affect the Company’s results of operations. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100

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